Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-137804) pertaining to Laureate Education, Inc. 401(k) Retirement Savings Plan of our report dated June 20, 2006 with respect to the statement of net assets available for benefits of Laureate Education, Inc. 401(k) Retirement Savings Plan as of December 31, 2005, the related statement of changes in net assets available for benefits for the year then ended which report appears in the December 31, 2006 annual report on Form 11-K of Laureate Education, Inc. 401(k) Retirement Savings Plan.

/s/ Reznick Group

Certified Public Accountants

Baltimore, MD

June 18, 2007